                                                                                                                                                                                                                                                                                                 Exhibit 10.33
SUBLEASE AGREEMENT

[SHARECARE, INC. - HSW INTERNATIONAL, INC.]

This sublease Agreement (this “Sublease”) made this 30th day of March, 2010, by and between Sharecare, Inc., a Delaware corporation, having a principal office at 3280 Peachtree Road, Suite 600, Atlanta, Georgia 30305 (“Sublandlord”) and HSW International, Inc., a Delaware corporation, having its principal office at 3280 Peachtree Road, Suite 600, Atlanta, GA  30305, (“Subtenant”).

WHEREAS, Sublandlord leases approximately 11,842 rentable square feet of space (the “Premises”) on the sixth floor of a building located at 3280 Peachtree Road, Atlanta, Georgia 30305 (the “Building”), pursuant to the certain Lease Agreement dated December 7, 2009 (the “Lease”), made by and between Sublandlord, as tenant, and 3280 Peachtree I LLC, as landlord (“Landlord”), which Lease is attached hereto as Exhibit A and made a part hereof, subject to the provisions of Section 7 and Section 21 below; and

WHEREAS, Subtenant wishes to sublet approximately 11,842 rentable square feet of the Premises, as shown on the attached Exhibit B (the “Sublet Premises”) from Sublandlord; and

WHEREAS, Sublandlord wishes to sublet the Sublet Premises to Subtenant upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Subtenant to Sublandlord and the mutual terms, covenants, and conditions hereinafter set forth, and subject to the terms and conditions hereof, Sublandlord and Subtenant hereby agree as follows:

1. Sublet Premises.

(a) Sublet Premises.  Sublandlord, in consideration of the covenants and agreements to be performed by Subtenant, and upon the terms and conditions hereinafter stated, does hereby sublet to Subtenant, and Subtenant does hereby sublet from Sublandlord, the Sublet Premises.

(b) Contraction Right.  Subtenant shall have a one-time right to reduce the area of the Sublet Premises down to, but not less than, 5,920 rentable square feet.  Subtenant must exercise its contraction right by giving written notice to Sublandlord at least 90 days before the first anniversary of the Commencement Date.  If Sublandlord timely exercises its contraction right:  (i) the Sublet Premises shall be reduced to the rentable square footage set forth in its notice, provided that the configuration of the remaining Sublet Premises shall be reasonably satisfactory to Sublandlord; (ii) Subtenant, at its sole cost and expense, shall re-demise the Sublet Premises and perform all other work necessitated by such exercise of the contraction right; and (iii) Rent shall be adjusted to reflect the reduced area of the Sublet Premises based on the per-rentable-square-foot rental rate set forth in Section 3, beginning on the later to occur of:  (x) the first anniversary of the Commencement Date; or (y) the date Subtenant completes the re-demising work and vacates the relinquished portion of the Sublet Premises in the condition required under this Sublease.  Subtenant may not exercise its right to reduce the area of the Sublet Premises if it is then in default under this Sublease.  If the parties are unable to agree on the configuration of the remaining Sublet Premises under clause (i) above, then the dispute shall be referred to a mutually acceptable, independent Georgia-licensed architect.  The architect shall determine the final configuration of the remaining Sublet Premises, and this determination shall be binding upon Sublandlord and Subtenant.

(c) Parking.  Subtenant shall have the right to use a pro rata share of the parking allocated to Sublandlord, as tenant, under the Lease; provided, however, that Sublandlord hereby reserves the exclusive use of two of the four assigned, numbered parking spaces available to Sublandlord under the Lease.  Subtenant’s use of the parking facilities for the Building shall be in accordance with the terms of the Lease, including applicable monthly charges.  Subtenant shall arrange to be billed directly by Landlord or Parking Operator (as defined in the Lease) for the parking spaces it uses.

2. Term.

(a) The initial term of this Sublease (the “Initial Term”) shall commence on the earlier to occur of:  (i) March 1, 2010; or (ii) the date which is 10 days after the Fibre Network (as defined in the Lease) has been run to the sixth floor of the Building (the “Commencement Date”), and shall terminate on the second anniversary of the Commencement Date (the “Expiration Date”), unless sooner terminated or extended under the terms of the Lease or this Sublease.  Sublandlord and Subtenant agree to confirm the actual Commencement Date in writing; however, the failure to so confirm shall have no effect on the Commencement Date or Expiration Date.

(b) Subtenant may renew the Initial Term one time for a period of 12 months or 24 months (the “Extended Term”), on the conditions that Subtenant:  (i) shall give written notice of its election to extend the Initial Term not less than 90 days’ prior to the Expiration Date of the Initial Term, which notice shall set forth the duration of the Extended Term; (ii) is not in default at the time notice is given or the commencement of the Extended Term; and (iii) has not assigned the Sublease, except to an Affiliate (as defined in the Lease), or sub-sublet any of the Sublet Premises.  If the Extended Term is for 12 months, the Base Rent rate for the Extended Term shall be $22.04 per rentable square foot per year.  If the Extended Term is for 24 months, the Base Rent rate for the Extended Term shall be $21.63 per rentable square foot per year.

(c) In the event the Lease is terminated pursuant to its terms prior to the expiration of the term of this Sublease, this Sublease shall automatically cease and terminate as of the date upon which the Lease is terminated.  Upon any such termination of the Lease, all Rent due hereunder shall be prorated from the first day of the month of termination, and neither party, provided it is not responsible for a default causing such termination of the Prime Lease, shall have any further obligation or liability to the other arising out of this Sublease except for the payment by Subtenant of such amounts of Rent as so prorated and any other amounts accrued as of the date of termination, and except for rights or obligations that had accrued prior to the effective date of the termination of this Sublease.  Notwithstanding the foregoing, if the Lease gives Sublandlord any right to terminate the Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the Building, the exercise of such right by Sublandlord shall not constitute a default or breach hereunder.

(d) Possession of the Sublet Premises shall be delivered to Subtenant on the Commencement Date.  If for any reason Sublandlord does not deliver possession to Subtenant on the Commencement Date, Sublandlord shall not be subject to any liability for such failure, the Expiration Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but Rent shall abate until delivery of possession.

(e) If Sublandlord permits Subtenant to take possession prior to the Commencement Date, such early possession shall not advance the Expiration Date and shall be subject to the provisions of this Sublease, including without limitation, payment of Rent.

(f) If that certain Letter Agreement for Services dated as of October 30, 2010, by and between Sublandlord and Subtenant, or any amendment or successor thereto, should terminate for any reason other than termination by Sublandlord pursuant to Section 16 of such Letter Agreement, Subtenant shall have the right to terminate this Sublease by giving at least 60 days and no more than 120 days written notice to Sublandlord.

3. Rent; Credit for FTE Support; Subtenant Improvements; FF&E.

(a) Subtenant covenants and agrees to pay Rent to Sublandlord as follows:

(i) “Base Rent” in accordance with the following schedule:

Months	Rate	Base Rent (based on 11,842 RSF)
1 – 24 (Initial Term)	$20.60/rsf/yr	$20,328.77/month
25 – 36 (Extended Term)	$22.04/rsf/yr	$21,749.81/month
25 – 48 (Extended Term)	$21.63/rsf/yr	$21,345.21/month

(ii) parking charges for each Parking Permit (as defined in the Lease) issued to Subtenant or its employees in the amount of  (x) $160 per month per assigned, numbered parking space; and (y) $105 per month per unassigned parking space, subject to adjustment as provided in the Lease; provided that Subtenant shall pay all parking charges directly to Landlord or Parking Operator if direct billing is arranged;

(iii) Subtenant’s pro rata share of any increases in Tenant’s Forecast Additional Rental;

(iv) Subtenant’s pro rata share of any payments made by Tenant to Landlord under Section 8(d) of the Lease;

(v) charges for utilities and services to the Sublet Premises in excess of Building Standard Services (as defined in the Lease); and

(vi) such other sums of money as shall become due and payable by Sublandlord to Landlord pursuant to the Lease due to the actions or inactions of Subtenant in default of this Sublease.

All amounts payable by Subtenant to Sublandlord hereunder, other than Base Rent, are referred to herein as “Additional Rent”.  The term “Rent” means Base Rent and Additional Rent.

(b) All Rent shall be paid to Sublandlord at the address set forth in Section 15 of this Sublease, or at such other place as Sublandlord may designate.  Base Rent, parking charges and Subtenant’s pro rata share of any increases in Tenant’s Forecast Additional Rental shall be paid, in advance, on the first day of each and every month throughout the Initial Term and any Extended Term (collectively, the “Term”).  Any unscheduled Additional Rent shall be paid by Subtenant within 10 business days of receipt of invoice therefor.  All Rent shall be paid without any notice, set off or deduction, except as set forth in subsection (d) below.  Reconciliation of Subtenant’s pro rata share of Tenant’s Additional Rental shall be made between Sublandlord and Subtenant within 30 days of Sublandlord’s reconciliation with Landlord.  For any partial month, Rent shall be prorated on the basis of a 30-day month.

(c) If Subtenant fails to pay any Rent within five days after same is due, such unpaid amount shall bear a 5% late charge, which will be immediately due and payable.  If any delinquency continues for an additional five days, the delinquent amount shall bear interest at the rate of 10% per year from the date due until paid in full.  The payment of such late charge and interest shall be in addition to all other rights and remedies available to Sublandlord in the case of nonpayment of Rent.

(d) Sublandlord and Subtenant may collaborate on one or more projects pursuant to the terms of that certain Letter Agreement for Services dated October 30, 2009 (as may be amended from time to time, the “Services Agreement”).  To the extent that Subtenant’s employees perform services under the Services Agreement in support any such project, Subtenant will receive a credit against Base Rent.  The amount of the credit will be based on the number of Subtenant’s full-time employees (“FTEs”) working on the project and the percentage of their time which is devoted to the project.  By way of example, if 16 of Subtenant’s 24 FTEs spend 75% of their time during a particular month supporting Sublandlord’s project, the credit for that month would be calculated as follows:

(16 ÷ 24) x 0.75 = 0.50, or 50% of Base Rent

The Base Rent credit will be applied as follows:  The parties will estimate the number of FTEs who will be working on Sublandlord’s projects for the ensuing calendar quarter, including the percentage of the FTEs time which will be devoted to Sublandlord’s projects for such calendar quarter.  Subtenant will pay Base Rent during the calendar quarter based on the current estimate and the formula set forth above.  At the end of the calendar quarter, the actual number of FTEs and percentages of time the FTEs actually worked on Sublandlord’s projects during the preceding calendar quarter shall be reconciled against the estimate, and Subtenant shall promptly pay any shortage in Base Rent or receive a credit against the next installment(s) of Base Rent coming due, as the case may be.

If the parties are unable to agree on the estimate for any future calendar quarter, the estimate shall be based on the most recent reconciliation.  Credit will only be due for FTEs performing support services from the Sublet Premises.

(e) Subtenant may make such improvements as are necessary or desired for its business (the “Subtenant Improvements”).  The Subtenant Improvements shall be subject to the terms of Section 14 of and Exhibit “D” to the Lease, including Landlord’s prior written approval of plans, specifications, contractors and subcontractors, compliance with applicable laws, codes, regulations, insurance requirements, and payment of the construction management fee.  Subtenant shall also obtain Sublandlord’s prior written approval before constructing the Subtenant Improvements, which approval shall not be unreasonably withheld.

(f) Sublandlord shall reimburse Subtenant for the first $50,000 of the cost of the Subtenant Improvements (the “Allowance”).  The Allowance shall be paid within 30 days of completion of the Subtenant Improvements and receipt of:  (i) reasonable documentation of the cost of the Subtenant Improvements; (ii) a release of lien claims and rights by any contractor or subcontractor providing labor, services or materials at the request or on behalf of Subtenant; and (iii) duplicate copies of any information required to be furnished to Landlord.  Subtenant shall be solely responsible for any costs or expenses in excess of the Allowance.  The Allowance may only be used for the hard and soft costs of the Subtenant Improvements, excluding, however, the Fibre Network.  Any unused portion of the Allowance shall belong to Sublandlord.

(g) The Fibre Network is part of the Subtenant Improvements.  Sublandlord shall be entitled to connect to and use excess capacity in the Fibre Network.  Sublandlord shall not be required to pay any connection or “tap-in” fees, but shall be responsible for applicable data charges.

(h) During the Term, Subtenant shall be entitled to use that portion of the FF&E (as defined in the Lease) situated within the Sublet Premises as of the Commencement Date at no charge.  Subtenant’s use of the FF&E shall be subject to Section 61 of the Lease; provided that Subtenant shall acquire no ownership rights in the FF&E by virtue of this Sublease or otherwise.

(i) Subtenant shall be responsible for any construction management fees or administrative fees charged by Landlord as same apply to the Sublet Premises.  Sublandlord shall not charge duplicate fees, except to the extent that it provides duplicate services or incurs duplicate obligations.

4. Taxes.  Subtenant shall pay before delinquency all taxes relating to Subtenant’s occupancy of the Sublet Premises, all taxes payable with respect to the Rent payable hereunder, and all property taxes and assessments on the FF&E and any other furniture, fixtures, equipment, or property of Subtenant at any time situated on, or installed in the Sublet Premises.

5. Use.  Subtenant shall use the Sublet Premises for general office use, and for no other purposes. Subtenant shall use and occupy the Sublet Premises in a manner consistent with the terms of the Lease.  Subtenant shall comply, at its sole cost and expense, with all applicable federal, state, and local laws, regulations, codes, ordinances, and administrative orders having jurisdiction over the Sublet Premises, including without limitation, the Americans with Disabilities Act, the 1964 Civil Rights Act, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and the Resource Conservation and Recovery Act, and all amendments to any such laws.

6. Compliance with Underlying Lease.  Subtenant covenants and agrees, to the extent the same relates to the Sublet Premises, to observe and perform all of the terms, covenants, and conditions to be performed by Sublandlord, as tenant, under the Lease, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Lease to be terminated. All of the terms, covenants, and conditions of the Lease, excepting any Excluded Provisions, are hereby incorporated herein with the same force and effect as if herein set forth in full and wherever the term “Tenant” occurs in the Lease the same shall be deemed to refer to Subtenant and wherever the term “Landlord” occurs in the Lease, the same shall be deemed to refer to Sublandlord, except as limited by Section 7 below. However, all grace and cure periods specified in the Lease shall, for purposes of determining compliance by Subtenant with the provisions hereof, be each reduced by five (5) days.

7. Performance by Landlord.  Sublandlord does not assume any obligation to perform the terms, covenants, and conditions contained in the Lease on the part of Landlord to be performed. In the event Landlord shall fail to perform any of the terms, covenants, and conditions contained in the Lease on its part to be performed, Sublandlord shall be under no obligation or liability whatsoever to Subtenant. Sublandlord shall cooperate with Subtenant, at no cost to Sublandlord, in seeking to obtain the performance of Landlord under the Lease. In addition, Subtenant shall have the right to take any action against Landlord in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord under the Lease shall be and they hereby are conferred upon and assigned to Subtenant, and Subtenant shall be subrogated to such rights to the extent the same shall apply only to the Sublet Premises. In any event, Subtenant shall not be allowed any abatement or diminution of Rent under this Sublease because of Landlord’s failure to perform any of its obligations under the Lease.  Notwithstanding the foregoing, if Sublandlord receives an abatement or diminution of Rent from Landlord that relates to the Sublet Premises, Subtenant shall be entitled, after deducting from such amount a proportionate share of all expenses incurred by Sublandlord in connection with the obtainment of such abatement or diminution, as the case may be, to a proportional abatement or diminution of Rent.

8. Security Deposit.  Intentionally deleted.

9. Assignment.  Subtenant shall not have the right to assign or transfer any interest in this Sublease or the Sublet Premises without Sublandlord’s and Landlord’s prior written consent.  Notwithstanding the foregoing, Subtenant may assign this Sublease to an Affiliate of Subtenant or Sublandlord without the consent of, but upon prior written notice to, Sublandlord.  Subtenant acknowledges that any assignment of this Sublease to an Affiliate of Subtenant which is not also an Affiliate of Sublandlord shall require Landlord’s consent.

10. Insurance.  Subtenant shall maintain the insurance required by Section 17 of the Lease, provided, however, that all rights and benefits specified for Landlord pursuant to Section 17 of the Lease shall apply to and inure to the benefit of Landlord and Sublandlord. Subtenant shall cause Sublandlord and Landlord to be named as additional insureds in said policy or policies which shall contain provisions that it or they will not be cancelable upon except upon at least thirty (30) days prior notice to all insureds and that the act or omission of one insured will not invalidate the policy as to the other insureds. Upon the execution of this Sublease, Subtenant shall deliver to Sublandlord a certificate of insurance evidencing said insurance coverage.

11. Condition of Sublet Premises.  Subtenant represents that it has inspected the Sublet Premises and agrees to accept them in their present, “as is” condition. Subtenant acknowledges that no representations, express or implied, with respect to the condition of the Sublet Premises have been made to Subtenant by Sublandlord. Any work required by Subtenant to prepare the Sublet Premises for its occupancy in excess of the construction allowance set forth in Section 3(f) of this Sublease shall be paid for by Subtenant and shall be subject to all of the conditions set forth in this Sublease and/or the Lease.

12. Default.  The following acts, events or conditions will be deemed to be events of default by Subtenant under this Sublease:

(a) Subtenant’s failure to fulfill any of the terms, obligations, covenants, and conditions of this Sublease, as and when required;

(b) Subtenant’s failure to perform any of the terms, obligations, covenants, and conditions of the Lease with respect to the Sublet Premises, as and when required;

(c) Subtenant takes or fails to take any act under this Sublease which, if taken or not taken by Sublandlord as tenant under the Lease, would be an event of default by Sublandlord thereunder.

Upon the occurrence of an event of default by Subtenant, Sublandlord shall have any and all rights and remedies available to it at law and equity, including all of the rights and remedies of Landlord described in the Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Lease rights and remedies are given to Landlord, the same shall be deemed to refer to Sublandlord.

13. Sublease Consent.  This Sublease shall become effective only if the written consent hereto of Landlord, if required, is obtained.  If such written consent is not obtained then this Sublease shall be void and of no force or effect, and thereupon neither party shall have any further obligation to the other, except for rights or obligations that had accrued prior to the effective date of the termination of this Sublease.  Both parties shall promptly furnish to Landlord any information reasonably required to be furnished by Landlord and to execute any consent form reasonably required by Landlord.

14. Indemnity.  Subtenant shall and hereby does indemnify, defend, and hold Sublandlord harmless from and against any and all actions, claims, demands, damages, liabilities, and expenses asserted against, imposed upon, or incurred by Sublandlord by reason of:

(a) any violation caused, suffered, or permitted by Subtenant, its successors or assigns, or their respective agents, contractors, servants, licensees, employees, or invitees, of any of the terms, covenants, or conditions of the Lease or this Sublease; and

(b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises.

Subtenant’s obligations under this Section 14 shall survive the expiration or earlier termination of this Sublease.

15. Notice.  Any notice, approval, request, consent, bill, statement, or other communication required or permitted to be given hereunder, shall be in writing, and shall be deemed given, received and effective for all purposes when delivered to the current notice address of the recipient, regardless of whether actually received.  The initial notice address for each party is as follows:

If to Sublandlord:

__________________
__________________
__________________
__________________
__________________

with a required copy to:
__________________
__________________
__________________
__________________
__________________

If to Subtenant:
__________________
__________________
__________________
__________________
__________________

Each party shall have the right to designate by notice in writing any other address to which such party’s notice is to be sent.

16. Surrender of Sublet Premises.  On the date upon which the term hereof shall expire or come to an end, whether on the Expiration Date, by lapse of time, or otherwise, Subtenant, at Subtenant’s sole cost and expense, shall quit and surrender the Sublet Premises to Sublandlord in the same good order and condition as Sublandlord is delivering them to Subtenant, ordinary wear and tear excepted.

17. Subordination.  This Sublease shall, at Landlord’s option, be subordinate or superior to the lien of any deed to secure debt, mortgage, ground lease or similar encumbrance (each, a “Mortgage”) covering the Building. Subtenant shall execute promptly any instrument that Landlord may request to confirm that this Sublease is superior or subordinate in lien to any Mortgage pursuant to the foregoing provisions of this Section.

18. Consent.  Subtenant acknowledges that where consent of Landlord is required under the Lease, Sublandlord’s consent is also required.

19. Access.  Sublandlord, its agents, employees and prospective purchasers, mortgagees and prospective lessees may, from time to time, enter the Sublet Premises during the Term, at reasonable business hours upon reasonable notice (except in an emergency), to inspect same, make repairs and determine Subtenant’s compliance with this Sublease, and for other proper purposes.

20. Severability.  If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby; and each term and provision of this Sublease shall be valid and be enforceable to the fullest extent permitted by law.

21. Broker Indemnity.  Each party represents to the other that no broker participated in the negotiations leading to Subtenant’s rental of the Sublet Premises from Sublandlord. Each party hereunder agrees to indemnify and hold the other party harmless from and against any claim or demand of any broker or agent who claims that he or she participated with that party in this transaction, and such indemnity shall survive the Expiration Date or earlier termination of this Sublease.

22. Excluded Provisions.  The following provisions of the Lease (the “Excluded Provisions”) are excluded from this Sublease:  Section 1(n) (rent deposit); Section 1(i) (lease term); Section 1(j) (base rental rate); Section 1(m) (rental commencement date); Section 1(p) (security deposit); Section 1(q) (brokers); Section 1(r) (total allowance); Section 3 (term); Section 5(c) (rent deposit); Section 1(o) (construction allowance);  Section 6 (base rental); Section 7(b) (rent escalation); Section 7(c) (free rent); Section 11 (payments); Section 12 (late charges); Section 18 (waiver of subrogation); Sections 21.1, 21.2 and the last sentence of Section 21.4 (certain exceptions to requirement for consent to assignment or subletting); Section 27(e) (non-disturbance); Landlord’s obligations under Section 37 (indemnifications); Section 43 (security deposit); representations, warranties and covenants of Landlord under Section 44(b) (hazardous substances); Section 49 (broker); Section 57 (extension option); Section 58 (rent abatement for cessation of services); Section 59 (self help remedy); last paragraph of Section 1 of Exhibit “D”) (landlord’s obligation to construction initial tenant improvements upon request); all of Section 3 of Exhibit “D” except the first sentence (payment obligations); Section 6 of Exhibit “D” (use of construction allowance); Section 1 of Exhibit “H” (option to expand); Section 2 of Exhibit “H” (right of first offer); and Exhibit “J” (SNDA).

23. Limitation of Liability.  In no event shall Sublandlord ever be liable to Subtenant for penalties or liquidated damages, or for special, indirect, consequential, or incidental losses or damages including, but not limited to, lost profits, lost or damaged data, loss of use of facility or equipment, or the failure or increased expense of operations, regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability, or otherwise, even if Sublandlord is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

24. Bind and Inure.  The obligations of this Sublease shall be binding upon and, except as prohibited by Section 9 (Assignment) hereof, inure to the benefit of the parties hereto and their respective successors and assigns.

25. Governing Law.  The validity, construction, interpretation, and performance of the covenants and conditions contained herein shall be governed by and construed in accordance with the domestic laws of Georgia, excluding, however, such laws as pertain to conflicts of law.

26. Headings.  The headings used herein are for convenience only and do not limit or amplify the provisions hereof.

27. Estoppel Certificates.  Either party hereunder will promptly furnish to the other (the “Requesting Party”), or to anyone whom the Requesting Party designates, a statement, in writing of the status of any matter pertaining to this Sublease, including without limitation, acknowledgment (to the extent to which) each party is in compliance with its obligations under the terms of this Sublease.

28. Waiver of Subrogation.  Any insurance carried by Subtenant with respect to the Sublet Premises or property therein or thereon shall include a clause or endorsement denying to the insurer rights of subrogation against Sublandlord to the extent rights have been waived by Subtenant prior to occurrence of injury or loss. Subtenant, notwithstanding any provisions of this Sublease to the contrary, hereby waives any rights of recovery against Sublandlord for injury or loss due to assets covered by such insurance.

29. Holdover.  If, after the expiration of or earlier termination of this Sublease, Subtenant shall remain in possession of the Sublet Premises in such a manner as to create a holdover situation under the Lease, then Subtenant shall indemnify and hold Sublandlord harmless from and against any and all actions, claims, demands, liabilities, loss, expenses, and damages incurred by Sublandlord under the Lease or otherwise arising from or related to Subtenant’s failure to surrender possession of the Sublet Premises.  Without limiting the generality of the foregoing, Subtenant shall pay Rent at the holdover rate set forth in Section 31 of the Lease.

30. Authority.  Subtenant represents and agrees that it has good right and lawful authority to execute this Sublease and that the same does not require joinder or approval of any other person, firm, or corporation.

31. Sublease Not Binding Unless Executed.  The submission of this document for examination and negotiation does not constitute an offer to sublease, reservation of, or option for the Sublet Premises. This document shall become effective and binding only upon the execution and delivery hereof by both Sublandlord and Subtenant.

32. Time of the Essence.  Time is of the essence of each and every provision of this Sublease.

33. Force Majeure.  In no event shall Sublandlord be liable for the failure to perform any obligation under this Sublease in the event that Sublandlord is prevented from so performing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such services, or because of war or other emergency, or for any similar or dissimilar cause beyond Sublandlord’s reasonable control (“Force Majeure”), or for any cause due to any act or neglect of Subtenant or its servants, agents, employees, licensees, or any person claiming by, through or under Subtenant.

34. Attorneys’ Fees.  If either party hereto commences an action against the other to enforce any obligation hereunder, upon the conclusion of such action, the prevailing party will be entitled to recover from the nonprevailing party the prevailing party’s costs for such action including, but not limited to, reasonable and actual attorneys’ fees and court costs.

35. Mechanics’ and Materialmens’ Liens.  Subtenant shall not permit any mechanics’ or materialmens’ liens to be filed against the Sublet Premises. In the event any such lien is filed, Subtenant shall cause it to be discharged within fifteen (15) days and, upon Subtenant’s failure to do so, Sublandlord shall have the right to discharge such lien and to be reimbursed by Subtenant for the cost thereof, which reimbursement shall be required by Subtenant upon Sublandlord’s demand. Further, Subtenant shall hold and save Sublandlord harmless and indemnify Sublandlord of and from any and all loss, cost, damage, injury, or expense, including attorneys’ fees, arising out of or in any way related to such liens.

36. Entire Agreement.  This Sublease contains the entire agreement between the parties, and no rights are created in favor of either party other than as specified or expressly contemplated in this Sublease, and the Lease, to the extent such is incorporated herein. In addition, no agreement shall be effective to change or modify this Sublease in whole or in part unless such is in writing and duly signed by the parties hereto.

37. Inconsistency.  In the event of any inconsistency between the terms of the Lease incorporated herein by reference and any of the other terms, conditions, or provisions of this Sublease, such inconsistency,

(a) if it relates to obligations of or restrictions on Subtenant, will be resolved in favor of that obligation which is more onerous to Subtenant or that restriction which is more restrictive of Subtenant, as the case may be; or

(b) if it relates to the rights of or benefits to be conferred on Subtenant, will be resolved in favor of the Lease.

IN WITNESS WHEREOF, the parties have hereto executed this Sublease on the date above written.

“SUBLANDLORD”

SHARECARE,INC.

BY: /s/ Colin Daniel

NAME: Colin Daniel

TITLE: VP Finance

“SUBTENANT”

HSW INTERNATIONAL, INC.

BY: /s/ Bradley T. Zimmer

NAME: Bradley T. Zimmer

TITLE: Executive Vice President
             and General Counsel